UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 15, 2007

Federal Home Loan Bank of Topeka
__________________________________________
(Exact name of registrant as specified in its charter)

Kansas	000-52004	48-0561319
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Security Benefit Pl. Suite 100, Topeka, Kansas		66606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	785.233.0507

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2007, the board of directors of the Federal Home Loan Bank of Topeka approved certain amendments to the Federal Home Loan Bank of Topeka Performance Pay Plan (the "Plan"). The Plan provides all regular full-time and part-time employees that are eligible to participate in the Plan the opportunity to earn incentive compensation under the Plan based on the attainment of performance objectives determined by a committee of the board of directors or by the chief executive officer pursuant to delegated authority. Amendments to the Plan consisted of amending the Plan to (1) change those officers for which, in addition to the chief executive officer, the board of directors designates a payout percentage and makes a payment determination under the terms of the Plan from the four most highly compensated executives of the FHLBank (in addition to the chief executive officer) to the chief executive officer’s direct reports (the "Executives") and (2) grant to the compensation committee of the board of directors (the "Committee") all of the powers, duties and authority under the Plan previously vested in the human resources committee, including the power and authority to administer, construe, interpret and implement the Plan and the discretion to reduce or eliminate the amount of bonus payable to the chief executive officer or other Executives under the Plan, and to prorate an award granted to a terminated chief executive officer or Executive. A copy of the Plan, as amended, will be included as an exhibit to the FHLBank’s Amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2006, filed subsequent to this current report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Topeka

April 5, 2007	By:	/s/ Andrew J. Jetter

Name: Andrew J. Jetter
Title: President and CEO